Exhibit 99
Wendy’s International, Inc. Announces 2008 First Quarter Results
•	Continuing operations net income was $4.1 million and EBITDA were $42.8 million

•	Continuing operations adjusted income was $8.4 million and adjusted EBITDA were $49.7 million
Company Focused on Quality and Innovation in Challenging Operating Environment
     DUBLIN, Ohio (April 24, 2008) – Wendy’s International, Inc. (NYSE: WEN) today announced its financial results for the first quarter of 2008, which ended on Sunday, March 30.
     Including 2008 pre-tax expenses related to the Board of Director’s Special Committee of $6.7 million and $0.2 million of pre-tax restructuring charges, the Company reported for the first quarter of 2008:
•	Income from continuing operations of $4.1 million, compared to $14.5 million for the first quarter of 2007;

•	Diluted earnings per share (EPS) from continuing operations of $0.05, compared to $0.15 per share for the first quarter of 2007; and

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations of $42.8 million, compared to $57.0 million for the first quarter of 2007.
     The Company did not incur any Special Committee expense in the first quarter of 2007.
     Excluding 2008 expenses related to the Board’s Special Committee and restructuring charges and excluding 2007 restructuring charges, the Company reported for the first quarter of 2008:
•	Adjusted income from continuing operations of $8.4 million, compared to $15.1 million for the first quarter of 2007;

•	Adjusted diluted EPS from continuing operations of $0.10, compared to $0.16 per share for the first quarter of 2007; and

•	Adjusted EBITDA from continuing operations of $49.7 million, compared to $58.0 million for the first quarter of 2007.

	Including expenses		Excluding expenses[1]
	1Q 2008	1Q 2007	1Q 2008	1Q 2007
Income from continuing operations	$4.1 million	$14.5 million	$8.4 million	$15.1 million
Diluted EPS from continuing operations	$0.05	$0.15	$0.10	$0.16
EBITDA from continuing operations	$42.8 million	$57.0 million	$49.7 million	$58.0 million

[1]	See reconciliations below. Adjusted income from continuing operations, EBITDA and EPS excludes expenses related to the Board’s Special Committee and restructuring charges.
     There were several unusual items affecting the comparability of 2008 first-quarter adjusted results to a year ago, including higher 2008 breakfast investments of $4.2 million, higher 2008 legal fees and reserves of $1.6 million, higher 2008 franchisee incentives of $1.3 million and higher 2008 convention costs of $0.6 million. Excluding these expenses, EBITDA from continuing operations were approximately flat from a year ago.
     Commenting on the quarter, Chief Executive Officer and President Kerrii Anderson said, “We are not satisfied with first-quarter results. We know we must do better and we are focused on driving sales and performance in future quarters. We recently launched several high-quality products and introduced compelling, new advertising, as we continue to execute many elements of our strategic plan.
     “After a very challenging January, same-store sales were better in February and March. April same-store sales, which benefit from the Easter holiday shift, are running positive month to date,” said Anderson. “We continue to highlight Wendy’s® quality value offerings, as our consumers feel the pressures of a weakened economy, record-high gasoline prices and soaring food costs.”
     Due to the uncertainties resulting from the economy, commodities and the Board’s Special Committee process, the Company does not plan to provide detailed earnings guidance for 2008 and beyond.
2008 1st Quarter Financial Highlights
•	U.S. company-operated restaurant EBITDA margins were 8.1% in the first quarter of 2008, compared to 9.2% in the first quarter of 2007. The year-over-year difference is due primarily to higher breakfast costs, lower-than-expected sales and higher commodity costs, partially offset by labor efficiency and menu price increases.
•	Total company-operated restaurant EBITDA margins were 7.6% in the first quarter of 2008, compared to 8.6% one year ago.
•	As previously announced, first-quarter same-store sales at U.S. franchise-operated restaurants decreased 0.1%, compared to an increase of 3.7% in the first quarter of 2007. First-quarter same-store sales at U.S. company-operated restaurants decreased 1.6%, compared to an increase of 3.8% in the first quarter of 2007. Sales trends improved in February and March compared to January, as sales rolled over the strongest quarter of the previous year.
•	The Company faced a calendar shift in 2008 with the Easter holiday falling in the first quarter (March 21-23), as opposed to the second quarter a year ago. This negatively impacted same-store sales at company restaurants by an estimated 0.3% during the quarter. First-quarter sales also were impacted by the severe winter weather in March in the Midwest and North.
•	The total number of system-wide Wendy’s restaurants as of March 30, 2008, was 6,622, compared to 6,658 as of the end of the same quarter a year ago.

Company focused on quality, innovation and operations excellence
     The Company recently introduced its high-quality Chicken Go Wrap, featuring center-cut, chicken breast fillets – available Grilled, Spicy or Homestyle. In addition, Wendy’s is offering for a limited-time its popular Southwest Chicken Caesar Salad.
     “New product introductions such as our Chicken Go Wrap are expected to drive customer traffic and strengthen our focus on quality,” Anderson said.
     “Our enhanced strategic plan – ‘Doing What’s Right for Our Customers’ – leverages our strong history of quality and innovation and focuses on attracting new and important customer segments with value, beverage, snack and core sandwich strategies,” said Anderson.
     The Company previously announced that Steve Farrar has returned to Wendy’s as Chief of North America Operations, a new position in the Company. Reporting directly to Chief Operations Officer Dave Near, Farrar will be responsible for improving restaurant operations at company and franchise stores in all three U.S. regions and Canada, while growing sales and driving profit margins. Farrar also will serve on Wendy’s strategic planning council.
     The Company’s search for a permanent Chief Marketing Officer is ongoing. In February, Paul Kershisnik was named interim Chief Marketing Officer and is a candidate for the position. Kershisnik, who joined Wendy’s in March 2007 as Senior Vice President of Marketing Strategy and Innovation, has responsibility for research and development, strategic insights, operations innovation, brand marketing, field marketing, media, diversity marketing and creative/advertising production.
Board approves 121st consecutive quarterly dividend
     The Board of Directors approved a quarterly dividend of 12.5 cents per share, payable May 19, 2008 to shareholders of record as of May 5, 2008. The dividend payment will represent the Company’s 121st consecutive quarterly dividend.
Company will not hold its 2008 first-quarter conference call
     The previously announced first quarter conference call and webcast which was scheduled for Friday, April 25 has been cancelled as a result of today’s joint announcement by Wendy’s and Triarc Companies.
Wendy’s International, Inc. overview
     Wendy’s International, Inc. is one of the world’s largest and most successful restaurant operating and franchising companies. More information about the Company is available at www.wendys-invest.com.
INVESTOR CONTACTS:
John Barker (614) 764-3044 or john_barker@wendys.com
Marsha Gordon (614) 764-3019 or marsha_gordon@wendys.com
Kim Messner (614) 764-6796 or kim_messner@wendys.com
MEDIA CONTACT:
Denny Lynch: (614) 764-3553 or denny_lynch@wendys.com
Bob Bertini: (614) 764-3327 or bob_bertini@wendys.com

Appendix
1st Quarter Financial and Income Statement Information
     The Company’s first-quarter 2008 reported results from continuing operations include the impact of:
•	Cost of sales – $319.8 million, or 62.3% of retail sales, in the first quarter of 2008, compared to $324.1 million, or 62.0% of retail sales, in the first quarter of 2007. The year-over-year difference is due primarily to a decline in sales, breakfast sales at lower margins and increased commodity costs, partially offset by labor efficiency and menu price increases.
•	Company restaurant operating costs – $151.2 million, or 29.5% of sales, in the first quarter of 2008, compared to $152.4 million, or 29.1% of sales, in the first quarter of 2007. The year-over-year difference as a percent of sales is due to lower sales.
•	Operating costs – $6.8 million in the first quarter of 2008, compared to $3.9 million in the first quarter of 2007. The year-over-year increase is due primarily to incremental franchisee incentives of $1.3 million during the quarter and breakfast advertising costs to support franchisees of $1.0 million during the quarter. Spending to support franchisee breakfast advertising began in the second half of 2007.
•	General and administrative expense – $53.2 million, or 9.1% of revenue, in the first quarter of 2008, compared to $50.8 million, or 8.6% of revenue, in the first quarter of 2007. The year-over-year difference includes higher professional and legal fees of $1.8 million, higher salaries and benefits of $1.2 million, 2008 convention expenses of $0.6 million as well as other higher expenses. Also, 2008 includes lower bonus accruals of $3.8 million.
•	Restructuring costs – $0.2 million in the first quarter of 2008. This compares to $1.0 million in restructuring costs in the first quarter of 2007.
•	Special Committee related charges – $6.7 million in the first quarter of 2008 in expenses related to the Board’s Special Committee. Wendy’s Chairman Jim Pickett announced the formation of the Special Committee on April 26, 2007. The Company did not incur any Special Committee expense in the first quarter of 2007.
•	Other income/expense – $1.5 million of expense in the first quarter of 2008, compared to $1.3 million of expense in the first quarter of 2007, including lower 2008 gains on asset dispositions of $0.5 million and lower 2008 store closure charges of $0.5 million.
•	Interest – Interest expense of $9.1 million in the first quarter of 2008, compared to $12.2 million a year ago. The year-over-year decrease reflects the pay down of the debt associated with the sale of approximately 40% of the 2007 U.S. royalty stream. Interest income of $2.1 million in the first quarter of 2008, compared to $5.4 million a year ago, reflects lower cash balances as well as a decrease in interest rates.
•	Taxes – The Company’s first-quarter tax rate was a higher-than-expected 40.5%. This compares to 33.5% in the first quarter of 2007 which benefited from non recurring refund claims.
•	Shares outstanding – A lower share count of 88.3 million average diluted shares in the first quarter of 2008, compared to 95.7 million average diluted shares in the first quarter of 2007. The Company repurchased 9.0 million shares in an accelerated share repurchase in the first quarter of 2007.
First-Quarter Average Same-Store Sales Summary

	1Q 2008	1Q 2007
U.S. Company	-1.6%	3.8%
U.S. Franchise	-0.1%	3.7%

Monthly Average Same-Store Sales Summary for January, February and March

	Jan 2008	Jan 2007	Feb 2008	Feb 2007	Mar 2008	Mar 2007
U.S. Company	-3.8%	4.8%	0.4%	3.3%	-0.8%	3.6%
U.S. Franchise	-2.1%	4.7%	2.3%	2.7%	0.1%	3.7%
Discontinued operations
     During the third quarter of 2007, the Company completed the sale of Cafe Express. Accordingly, the after-tax operating results of Cafe Express appear in the “Discontinued Operations” line on the income statement.
Disclosure regarding non-GAAP financial measures
     The Company uses adjusted income and adjusted EPS from continuing operations as internal measures of operating performance. Management believes adjusted income and adjusted EPS from continuing operations provide a meaningful perspective of the underlying operating performance of the business.
     EBITDA is used by management as a performance measure for benchmarking against its peers and competitors. The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry. EBITDA is not a recognized term under GAAP.
     The Company also uses adjusted EBITDA, which accounts for certain items unrelated to ongoing operations, as an internal measure of business operating performance. Management believes adjusted EBITDA provides a meaningful perspective of the underlying operating performance of the business.
     Company EBITDA margins from continuing operations consist of operating income plus depreciation and amortization divided by revenue.
     Company-operated restaurant EBITDA margins consist of sales from company-operated restaurants minus cost of sales from company-operated restaurants minus company restaurant operating costs divided by sales from company-operated restaurants.
EBITDA and Adjusted EBITDA Reconciliations
     The following are reconciliations of 2008 and 2007 first-quarter reported operating income to first-quarter EBITDA from continuing operations and adjusted EBITDA:

	1st Quarter	1st Quarter
	2008	2007
Reported operating income	$13.9 million	$28.6 million
Depreciation and amortization	$28.9 million	$28.4 million

EBITDA from continuing ops	$42.8 million	$57.0 million
Restructuring charges	$0.2 million	$1.0 million
Special Committee expenses	$6.7 million	—

Adjusted EBITDA from continuing ops	$49.7 million	$58.0 million

Income and EPS Reconciliations
     The following are reconciliations of 2008 and 2007 first-quarter income from continuing operations to first-quarter adjusted income from continuing operations:

	1st Quarter	1st Quarter
	2008	2007
Income from continuing operations	$4.1 million	$14.5 million
Restructuring charges, net of tax (1)	$0.1 million	$0.6 million
Special Committee expenses, net of tax (1)	$4.2 million	—
Adjusted income from continuing ops	$8.4 million	$15.1 million

Diluted shares	88.3 million	95.7 million
Adjusted diluted EPS from continuing ops	$0.10	$0.16

(1)	After tax amounts are computed using a tax rate of 38%.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	(Unaudited)
	First Quarter Ended
	3/30/2008	4/1/2007	$ Change	% Change
REVENUES
Sales	$513,017	$522,944	($9,927)	-1.9%
Franchise revenues	69,174	67,220	1,954	2.9%

TOTAL REVENUES	582,191	590,164	(7,973)	-1.4%

COSTS & EXPENSES
Cost of sales	319,830	324,061	(4,231)	-1.3%
Company restaurant operating costs	151,244	152,388	(1,144)	-0.8%
Operating costs	6,844	3,935	2,909	73.9%
Depreciation of property & equipment	28,806	28,052	754	2.7%
General & administrative expenses	53,236	50,822	2,414	4.7%
Restructuring and special committee related charges	6,863	1,031	5,832	565.7%
Other expense (income), net	1,454	1,318	136	10.3%

TOTAL COSTS & EXPENSES	568,277	561,607	6,670	1.2%

OPERATING INCOME	13,914	28,557	(14,643)	-51.3%

Interest expense	(9,107)	(12,207)	3,100	25.4%
Interest income	2,154	5,416	(3,262)	-60.2%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	6,961	21,766	(14,805)	-68.0%

INCOME TAXES	2,818	7,285	(4,467)	-61.3%

INCOME from continuing operations	$4,143	$14,481	($10,338)	-71.4%

INCOME from discontinued operations	$0	$206	(206)	-100.0%

NET INCOME	$4,143	$14,687	($10,544)	-71.8%

Diluted earnings per common share from continuing operations	$0.05	$0.15	($0.10)	-68.7%

Diluted earnings per common share from discontinued operations	$0.00	$0.00	$0.00	0.0%

Total diluted earnings per common share	$0.05	$0.15	($0.10)	-68.7%

Diluted shares	88,284	95,706	(7,422)	-7.8%

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 30,	December 30,
	2008	2007
	(Unaudited)
	(Dollars in thousands)
ASSETS

Current assets
Cash and cash equivalents	$207,562	$211,200
Accounts receivable, net	62,525	72,069
Deferred income taxes	6,701	7,304
Inventories and other	27,123	29,590
Advertising fund restricted assets	41,251	42,665
Assets held for disposition	4,031	3,338

	349,193	366,166

Property and equipment	2,120,661	2,119,140
Accumulated depreciation	(886,088)	(872,255)

	1,234,573	1,246,885

Goodwill	84,479	84,001

Deferred income taxes	4,788	4,899

Intangible assets, net	2,616	2,704

Other assets	83,299	84,742

	$1,758,948	$1,789,397

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 30,	December 30,
	2008	2007
	(Unaudited)
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$75,407	$85,662
Accrued expenses:
Salaries and wages	24,972	39,157
Taxes	30,758	31,033
Insurance	60,037	57,190
Other	67,032	45,612
Advertising fund restricted liabilities	40,559	35,760
Current portion of long-term obligations	1,687	26,591

	300,452	321,005

Long-term obligations
Term debt	521,385	521,343
Capital leases	21,830	21,680

	543,215	543,023

Deferred income taxes	43,047	45,351
Other long-term liabilities	75,702	75,887

Commitments and contingencies

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share, Authorized: 200,000,000 shares, Issued: 130,259,000 and 130,241,000 shares, respectively	13,026	13,024
Capital in excess of stated value	1,114,095	1,110,363
Retained earnings	1,281,081	1,287,963
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	24,063	28,949
Pension liability	(18,555)	(18,990)

	2,413,710	2,421,309
Treasury stock, at cost:
42,844,000 and 42,844,000 shares, respectively	(1,617,178)	(1,617,178)

	796,532	804,131

	$1,758,948	$1,789,397

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	March 30, 2008	December 30, 2007	From Prior Quarter	April 1, 2007	From Prior Year

Wendy’s
U.S.
Company	1,267	1,274	(7)	1,308	(41)
Franchise	4,650	4,662	(12)	4,641	9

	5,917	5,936	(19)	5,949	(32)
Canada
Company	140	140	0	145	(5)
Franchise	237	236	1	231	6

	377	376	1	376	1
Other International
Company	0	0	0	2	(2)
Franchise	328	333	(5)	331	(3)

	328	333	(5)	333	(5)
Total Wendy’s
Company	1,407	1,414	(7)	1,455	(48)
Franchise	5,215	5,231	(16)	5,203	12

	6,622	6,645	(23)	6,658	(36)

WENDY’S INTERNATIONAL, INC.
Income Statement Definitions

Sales	Includes sales from company operated restaurants. Also included are sales of kids’ meal toys and the sales to franchisees from Wendy’s bun baking facilities.

Franchise Revenues	Consists primarily of royalties, rental income, gains from the sales of properties to franchisees and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of kids’ meal toys and cost of goods sold to franchisees from Wendy’s bun baking facilities.

Company Restaurant Operating Costs	Consists of all costs necessary to manage and operate restaurants, except cost of sales and depreciation. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees and other franchisee related costs such as remodel incentives. Also includes costs to operate and maintain Wendy’s bun baking facilities.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Restructuring and Special Committee Related Charges	Includes restructuring costs and costs related to the Special Committee of the Board of Directors, which was formed to explore strategic alternatives for the Company.

Other Income and Expense	Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures, other asset write-offs, and sales of properties to non-franchisees.

Income from Discontinued Operations	Reflects net income from Cafe Express.

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:
Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.
Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.
Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.
Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.
Growth Plans. The Company plans to increase the number of systemwide restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.
The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.
International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.
Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.
Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.